Exhibit 99

                          Directors' Stock Option Plan

                              BUSH BOAKE ALLEN INC.
                          DIRECTORS' STOCK OPTION PLAN

1.       Purpose

         The purpose of the Bush Boake Allen Inc. Directors' Stock Option Plan (the "Plan") is to encourage directors who are not employees of Bush Boake Allen Inc. (the "Company") or Union Camp Corporation to acquire a proprietary interest in the future of the Company through the ownership of the $1.00 par value common stock of the Company ("Common Stock"). It is also expected that the Plan will encourage qualified persons to serve as directors of the Company.

2.       Administration of the Plan

         The Plan shall be administered by the Board of Directors of the Company (the "Board"). In administering the Plan, the Board may adopt rules and regulations for carrying out the Plan. The interpretation and decision with regard to any question arising under the Plan made by the Board shall be final and conclusive on all directors participating or eligible to participate in the Plan.

3.       Shares of Stock Subject to the Plan

         The total number of shares that may be issued pursuant to options granted under the Plan is 100,000 shares of Common Stock, subject to adjustment as provided in Paragraph 7. Any shares subject to an option which for any reason expires or is terminated unexercised may again be subject to an option under the Plan.

4.       Eligibility

         Directors who are not employees of the Company or Union Camp Corporation or any of its subsidiaries are eligible to be granted options under the Plan. The directors who shall receive options under the Plan shall be selected from time to time by the Board and the Board shall determine the number of shares to be covered by the option granted to each such director.

5.       Duration of the Plan

         The Plan shall become effective as of February 17, 1998, subject to its approval by the stockholders of the Company. The Plan shall terminate upon the earliest of the following to occur: (a) the adoption of a resolution by the Board terminating the Plan, provided, however, options then outstanding shall extend beyond such termination date; or (b) the date all shares of Common Stock subject to options are purchased or all unexercised options have expired.

6.       Terms and Conditions of Stock Options

         All options granted under this Plan shall be evidenced by an agreement between the Company and the optionee and shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and such other terms and conditions not inconsistent therewith as the Board shall determine.

                  (a) The option price per share shall be determined by the Board, but shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted. The fair market value shall be the mean of the high and low sales prices for the Common Stock as reported on the Composite Tape for New York Stock Exchange issues for the day on which the option is granted. If there is no sale of the shares on such Exchange on the date the option is granted, the mean of the bid and asked prices on such Exchange at the close of the market on such date shall be deemed to be the fair market value of the Common Stock. In the event that the method for determining the fair market value of the Common Stock provided for in this Paragraph 6 (a) shall not be practicable, then the fair market value per share shall be determined by such other reasonable method as the Board shall, in its discretion, select and apply at the time of grant of the option concerned.

                  (b) Each option shall be exercisable during and over such period ending not later than ten years from the date it was granted, as may be determined by the Board and stated in the option grant agreement.

                  (c) Options shall be immediately exercisable.

                  (d) Each option may be exercised by giving written notice to the Company specifying the number of shares to be purchased, which shall be accompanied by payment in full including applicable taxes, if any. Payment shall be (i) in cash, or (ii) in shares of Common Stock already owned by the optionee (the value of such Common Stock shall be its fair market value on the date of exercise as determined under Paragraph 6 (a)), or (iii) by a combination of cash and shares of Common Stock. No option shall be exercised for less than the lesser of 50 shares or the full number of shares for which the option is then exercisable. No optionee shall have any rights to dividends or other rights of a shareholder with respect to shares of Common Stock subject to his option until he has given written notice of exercise of his option and paid in full for such shares.

                  (e) Each option may provide, or be amended to provide, that the optionee may exercise the option without payment of the option price by delivery to the Company of an exercise notice and irrevocable instructions to deliver shares of Common Stock directly to the brokerage firm named therein in exchange for payment of the option price by such brokerage firm to the Company.

                  (f) Upon an optionee's death, his option may thereafter be immediately exercised by the legal representative of his estate or by the legatee of the optionee under his last will until the expiration of the option.

                  (g) Except as  otherwise  provided  in this  paragraph  (g) of
Section 6, the option by its terms shall be personal and shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option shall be exercisable only by him. The Board may, in its discretion, authorize any option to be on terms which permit transfer of all or a portion of such option to members of the optionee's immediate family or a trust or partnership, or similar vehicle, established solely for the benefit of, or the partners or members of which are solely, such family members, provided that the option grant agreement expressly permits such transferability and any transfer of such option shall be in accordance with any other terms, conditions, rules and limitations prescribed by the Board and/or set forth in the applicable option grant agreement. Following the valid transfer of any such option, the transferred option shall continue to be subject to the same terms and conditions as were applicable to such option immediately prior to such transfer, provided that the transferee of such option shall be treated under the Plan and the applicable agreement as the optionee.

7.       Changes in Capital/ Change in Control

         Upon changes in the Common Stock by a stock dividend, stock split, reverse split, subdivision, recapitalization, merger, consolidation (whether or not the Company is a surviving corporation) combination or exchange of shares, separation, reorganization or liquidation, the number and class of shares available under the Plan as to which options may be granted, the number and class of shares under each option and the option price per share shall be correspondingly adjusted by the Board, such adjustments to be made in the case of outstanding options without change in the total price applicable to such options; provided, however, no such adjustments shall be made in the case of stock dividends aggregating in any fiscal year of the Company not more than 10% of the Common Stock issued and outstanding at the beginning of such year or in the case of one or more splits, subdivisions or combinations of the Common Stock during any fiscal year of the Company resulting in an increase or decrease of not more than 10% of the Common Stock issued and outstanding at the beginning of such year.

8.       Use of Proceeds

         Proceeds from the sale of shares pursuant to options granted under this Plan shall constitute general funds of the Company.

9.       Amendments

         The Board may amend, alter or discontinue the Plan, including without limitation any amendment considered to be advisable by reason of changes to the Internal Revenue Code, but no amendment, alteration or discontinuation shall be made which would impair the rights of any holder of an option theretofore granted, without his consent, or which, without the approval of the shareholders, would:

                  (a) Except as is provided in Paragraph 7 of the Plan, increase the total number of shares reserved for the purpose of the Plan.

                  (b) Decrease the option price to less than 100% of the fair market value of a share of Common Stock on the date of the granting of the option.

         The Board may amend the terms of any option heretofore granted, retroactively or prospectively, but no such amendment shall impair the rights of any holder without his consent.

10.      Governing Law

         The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey.

2/23/98